Exhibit 99.1

BROOKLINE BANCORP, INC. TO ACQUIRE BANCORP RHODE ISLAND, INC.

BankRI to Retain Brand and All Branches to Remain Open

Earnings Per Share Expected to be Accretive by 25% in 2012

Brookline, MA. and Providence, RI., April 20, 2011 – Brookline Bancorp, Inc. (NASDAQ: BRKL) and Bancorp Rhode Island, Inc. (NASDAQ: BARI) announced today that they entered into a definitive merger agreement whereby Brookline Bancorp will acquire Bancorp Rhode Island and its subsidiary, BankRI, for approximately $234 million in cash and stock.  The transaction was unanimously approved by both companies’ boards of directors.

The combined organization will have 43 banking offices serving individuals and businesses across Massachusetts and Rhode Island, and will have approximately $4.7 billion in assets, including $3.7 billion in loans and $3.2 billion in deposits.  BankRI’s 17 branches hold the top four and five deposit market positions in Providence and Kent counties, respectively.  BankRI will preserve its brand and operate as a separate subsidiary of Brookline Bancorp.

Paul A. Perrault, Brookline Bancorp’s Chief Executive Officer, said, “We are excited about the combination of Bancorp Rhode Island and Brookline Bancorp. This transaction represents a tremendous opportunity to enhance shareholder value, strengthen our competitive market position and bring together two organizations dedicated to serving New England businesses and residents. Bancorp Rhode Island, with its high-quality asset portfolio, deposit base and talented employees, is a great addition to our organization and we look forward to closing the transaction as expeditiously as possible.”

Malcolm G. Chace, Chairman of the Bancorp Rhode Island Board of Directors and the company’s largest shareholder, stated, “Our Board of Directors is proud of the value provided to our shareholders and excited about the long-term upside potential of the combined company.”

Merrill W. Sherman, Bancorp Rhode Island’s Chief Executive Officer, commented, “This transaction is a true win-win for Bancorp Rhode Island. It delivers significant value to our shareholders through a proven business model that allows us to retain our local identity and strong relationships with the customers and communities we serve.  With Brookline Bancorp, we will benefit from the scale and greater capital resources of a larger institution, enabling us to enhance efficiencies, invest more in customer service and fund increased business lending.”

Under the terms of the merger agreement, shareholders of Bancorp Rhode Island will receive, for each Bancorp Rhode Island share and at the holder’s election, either $48.25 in cash, or 4.686 shares of Brookline Bancorp common stock or a combination thereof, with total cash consideration of approximately $121 million and total stock consideration of approximately 11.0 million shares of Brookline Bancorp common stock.  Elections will be subject to allocation procedures that are intended to ensure that approximately 50% of the outstanding shares of Bancorp Rhode Island common stock will be converted into Brookline Bancorp common stock.  The receipt of Brookline Bancorp stock by shareholders of Bancorp Rhode Island is expected to be tax-free.  The transaction is expected to be accretive to Brookline Bancorp earnings per share by approximately 25% in 2012.

The cash price will remain fixed while the value of the stock consideration will likely change prior to closing due to fluctuations in the price of Brookline Bancorp stock.  Therefore, at closing, the cash and stock alternatives are likely to have different values.

Certain company information regarding Brookline Bancorp and Bancorp Rhode Island is set forth below.

Company Data	Brookline (3/31/11)	Bancorp Rhode Island (12/31/10)
Assets	$3.1 billion	$1.6 billion
Deposits	$2.1 billion	$1.1 billion
Loans	$2.5 billion	$1.2 billion
Banking Offices	26	17

The acquisition is subject to customary closing conditions, including receipt of regulatory approvals and approval of Bancorp Rhode Island’s shareholders.  The transaction is expected to close in the fourth quarter of 2011.

Upon completion of the merger, BankRI will retain its Rhode Island bank charter and Board of Directors, and its headquarters will remain in Providence.  Ms. Sherman and another Bancorp Rhode Island director will join the Brookline Bancorp Board of Directors.  In addition, following the closing, Mark Meiklejohn, currently BankRI’s Executive Vice President and Chief Lending Officer, will become BankRI’s President and Chief Executive Officer.

It is anticipated that BankRI will maintain its level of community involvement through charitable giving and other philanthropic activities following completion of the transaction.

Brookline Bancorp was advised in this transaction by J.P. Morgan Securities LLC as financial advisor and Goodwin Procter LLP as legal counsel. Jefferies & Company, Inc. is acting as financial advisor and Hinckley, Allen & Snyder LLP is acting as legal counsel to Bancorp Rhode Island.

Brookline Bancorp will post an investor presentation regarding the transaction on its website at http://www.brooklinebank.com/home/about/inthenews.

About Brookline Bancorp

Brookline Bancorp, headquartered in Brookline, MA, operates as the bank holding company for Brookline Bank and First National Bank of Ipswich.  A full-service financial institution founded in 1871, Brookline Bank provides individuals and small to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services.  For more information, go to www.brooklinebank.com.

About Bancorp Rhode Island

Bancorp Rhode Island is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution.  The Bank, headquartered in Providence, RI, operates 17 branches and more than 60 ATMs throughout Rhode Island. For more information, visit www.bankri.com.

Additional Information and Where to Find It

In connection with the merger, Brookline Bancorp intends to file with the Securities and Exchange Commission a registration statement on Form S-4, which will include a proxy statement of Bancorp Rhode Island, and other relevant materials in connection with the proposed transaction.  Investors and security holders of Bancorp Rhode Island are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Brookline Bancorp, Bancorp Rhode Island and the proposed transaction.  The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by Brookline Bancorp or Bancorp Rhode Island with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed by Brookline Bancorp with the SEC by directing a written request to Paul R. Bechet, Chief Financial Officer, Brookline Bancorp, 160 Washington Street, Brookline, MA 02445.  Investors may obtain free copies of the documents filed by Bancorp Rhode Island with the SEC by directing a written request to Linda H. Simmons, Chief Financial Officer, One Turks Head Place, Providence, Rhode Island 02903.

Participant Information

Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Bancorp Rhode Island in connection with the merger.  Information about the executive officers and directors of Brookline Bancorp is set forth in the proxy statement for Brookline Bancorp’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2011.  Information about the executive officers and directors of Bancorp Rhode Island is set forth in the proxy statement for Bancorp Rhode Island’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2011, and Bancorp Rhode Island’s Annual Report on Form 10-K for the year ended December 31, 2010.  Investors may obtain additional information regarding the direct and indirect interests of Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

This press release does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

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The above text, as well as the Brookline Bancorp investor presentation referenced herein, contain statements about future events that constitute forward-looking statements, including statements regarding the parties’ ability to complete the merger, the expected timing of completion and the expected benefits of the transaction. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, (1) failure of the parties to satisfy the conditions to closing for the merger, (2) failure of the Bancorp Rhode Island shareholders to approve the proposed merger, (3) failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals, (4) disruption to the parties’ businesses as a result of the announcement and pendency of the transaction, (5) difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe, (6) difficulties related to the integration of the businesses following the merger, (7) general economic conditions, (8) changes in the level of non-performing assets and charge-offs, (9) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, (10) changes in the financial performance and/or condition of borrowers, (11) changes in customer borrowing and savings habits, (12) changes in interest rates, and (13) competition.  For additional factors that may affect future results, please see the filings made by Brookline Bancorp and Bancorp Rhode Island with the SEC, including Brookline Bancorp’s and Bancorp Rhode Island’s respective Annual Reports on Form 10-K for the year ended December 31, 2010.  Neither Brookline Bancorp nor Bancorp Rhode Island undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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Investor / Media Contacts

Brookline Bancorp
Paul R. Bechet
CFO
PBechet@brkl.com
(617) 278-6405

Bancorp Rhode Island
Linda H. Simmons
CFO and Treasurer
lsimmons@bankri.com
(401) 574-1652